Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire	G. Michael Freeman
	Executive Vice President	Associate Vice President, Investor Relations
	and Chief Financial Officer	and Corporate Communications
	919-862-1000	919-862-1000

SALIX PHARMACEUTICALS REPORTS

4Q AND FY2011 RESULTS

60% Increase in Year-over-Year Annual Product Revenue

58% Increase in Full Year XIFAXAN® Prescriptions on a Milligram Basis

64% Increase in Full Year APRISO Prescriptions

XIFAXAN 550mg Phase 3 Results Published in The New England Journal of Medicine for Irritable Bowel Syndrome without Constipation

Acquired Rights to RELISTOR® Worldwide (excluding Japan)

Acquired Oceana Therapeutics

Initiated XIFAXAN Retreatment Trial for

Irritable Bowel Syndrome with Diarrhea in February 2012

GIAZO® Approved for Treatment of Ulcerative Colitis

Submitted sNDA for RELISTOR Subcutaneous Injection to Treat Opioid-Induced Constipation in

Patients with Non-Cancer Pain

PDUFA Action Date of April 27, 2012

Announced Highly Statistically Significant Phase 3 Results of Oral RELISTOR (methylnaltrexone bromide) in Chronic, Non-Cancer Pain Subjects with Opioid-Induced Constipation

Submitted NDA for Crofelemer for Treatment of Diarrhea in Patients with HIV/AIDS on Anti-Retroviral Therapy

Priority Review and PDUFA Action Date of June 5, 2012

RALEIGH, NC, February 27, 2012 – Salix Pharmaceuticals, Ltd. (NASDAQ:SLXP) today announced financial and operating results for the fourth quarter and full year ended December 31, 2011 and other business updates.

Total product revenue was $155.2 million for the fourth quarter of 2011, a 31% increase compared to $118.5 million for the fourth quarter of 2010. Total product revenue for the full year of 2011 was $540.5 million, a 60% increase compared to $337.0 million for the full year of 2010. XIFAXAN® revenue for the fourth quarter of 2011 was $107.2 million, a 29% increase compared to $83.0 million for the fourth quarter of 2010. XIFAXAN revenue for the full year of 2011 was $371.7 million, a 48% increase compared to $250.5 million for the full year of 2010.

Total cost of products sold was $27.5 million for the fourth quarter of 2011 and $95.4 million for the full year of 2011, compared to $27.2 million for the fourth quarter of 2010 and $68.7 million for the full year of 2010. Gross margin on total product revenue was 82.3% for the fourth quarter of 2011 compared to 77.0% for the fourth quarter of 2010, and 82.4% for the full year of 2011 compared to 79.6% for the full year of 2010. Research and development expenses were $19.1 million for the fourth quarter of 2011 and $104.4 million for the full year of 2011, compared to $11.8 million and $73.3 million, respectively, for the prior year periods. Selling, general and administrative expenses were $54.2 million for the fourth quarter of 2011 and $187.0 million for the full year of 2011, compared to $39.4 million and $156.1 million, respectively, for the prior year periods. The Company reported net income of $33.6 million, or $0.56 per share, fully diluted, for the fourth quarter of 2011 and $87.4 million, or $1.44 per share, fully diluted, for the full year 2011.

Net income for 2011 on a non-GAAP basis, excluding payments to Lupin for exclusive worldwide rights to Lupin’s rifaximin technology; non-cash charge related to change in acquisition-related contingent consideration due to positive Phase 3 data for oral RELISTOR® in chronic, non-cancer pain; and non-cash depreciation, amortization, stock-based compensation and convertible debt interest expense, was $76.0 million, or $1.18 per share, fully diluted, for the three-month period ended December 31, 2011, and $179.3 million, or $2.82 per share, fully diluted, for full year ended December 31, 2011. We believe these non-GAAP measures might provide investors additional relevant information, in part for purposes of historical comparison. In addition, we use these non-GAAP measures to analyze our performance in more detail and with better historical comparability; however, you should be aware that non-GAAP measures are not superior to, nor a substitute for, the comparable GAAP measures. A reconciliation of our non-GAAP measures to the comparable GAAP measures is provided in the accompanying financial table.

Cash and cash equivalents were $292.8 million as of December 31, 2011, compared to $518.0 million as of December 31, 2010. The acquisition of Oceana Therapeutics and licensing of RELISTOR were the key factors for the decrease in cash and cash equivalents.

Adam Derbyshire, Executive Vice President and Chief Financial Officer, stated, “We continue to be extremely pleased with the performance of XIFAXAN 550 mg. During the fourth quarter of 2011 our XIFAXAN prescription business, comprised of XIFAXAN 200 mg tablets and XIFAXAN 550 mg tablets, demonstrated impressive growth, on a milligram basis, of 34% compared to the fourth quarter of 2010 and 58% growth for the full year of 2011compared to 2010. APRISO® also demonstrated strong prescription year-over-year growth of 41% for the fourth quarter of 2011 and 64% for the full year of 2011 compared to the respective periods of 2010.

“We believe 2012 total Company product revenue will be approximately $735 million. This 2012 revenue guidance represents 36% growth over 2011 revenue. We also believe we will be able to generate approximately $164 million in adjusted net income or $2.45 per share, fully diluted, for the full year ending December 2012. Adjustments include the impact of the following non-cash items: depreciation, amortization, stock-based compensation, convertible debt discount amortization and the difference between income taxes paid and income taxes expensed. A reconciliation of our 2012 adjusted net income forecast is as follows:

2012 Guidance
(In millions except per share data)	2012		2012
	GAAP Guidance	2012 Adjustments	As Adjusted
Revenues:
Net product revenues	$735		$735

Costs and Expenses:
Cost of products sold	145		145
Amortization of product rights and intangible assets	42	(42)	—
Research and development	140	(4)	136
Selling, general and administrative	269	(16)	253

Total costs and expenses	596	(62)	534

Income from operations	139	62	201
Interest expense	(32)	19	(13)
Interest and other income	3		3

Income before income tax	110	81	191
Income tax expense	42	(15)	27

Net Income	$68	$96	$164

Income per share, basic	$1.15	$1.63	$2.78

Income per share, diluted	$1.01	$1.43	$2.45

Shares used in computing net income per share, basic	59	59	59

Shares used in computing net income per share, diluted	67	67	67

The current annualized run rates, based on dollarizing the January 2012 prescription data for XIFAXAN, our bowel cleansing products, APRISO®, RELISTOR (U.S.) and our “other products”, are approximately $422 million, $101 million, $70 million, $19 million and $12 million, respectively.”

“Based on the full year 2012 guidance provided above, for the first quarter of 2012 we anticipate total Company product revenue of approximately $170 million and approximately $35 million in adjusted net income, or $0.52 per share, fully diluted.”

Carolyn Logan, President and Chief Executive Officer, stated, “Salix made significant progress during 2011 in all areas of its business – including product commercialization, product acquisition, and product development. XIFAXAN sales exceeded our expectations and continued to ramp throughout the year to drive the 60% increase in total product revenue for the year. During the fourth quarter of 2011 XIFAXAN continued to demonstrate sequential growth, with prescriptions, on a milligram basis, increasing 5% compared to the third quarter of 2011. XIFAXAN prescriptions exceeded one billion milligrams for October, November and December. APRISO also continued to exceed the Company’s expectations during the quarter. APRISO prescriptions increased 6% during the fourth quarter of 2011 compared to the third quarter of 2011. MOVIPREP prescriptions increased 2% during the fourth quarter of 2011 compared to the third quarter of 2011. RELISTOR (U.S.) prescriptions increased 18% during the fourth quarter of 2011 compared to the third quarter of 2011.

“During 2011 the Company expanded its product portfolio with the acquisition of rights to RELISTOR worldwide, excluding Japan, and with the acquisition of Oceana Therapeutics and its two approved products – SOLESTA® and DEFLUX®. In April 2011 our sales force began promoting RELISTOR subcutaneous injection for the treatment of opioid-induced constipation, or OIC, in patients with advanced illness who are receiving palliative care, when response to laxative therapy has not been sufficient. RELISTOR sales have increased from an annualized run rate of $10 million prior to our promotional efforts to an annualized run rate of $20 million as of December 31, 2011. Physician feedback indicates a significant need in the marketplace for a targeted treatment of opioid-induced constipation, or OIC. We are working to educate healthcare providers about how RELISTOR acts by selectively antagonizing peripheral mu-opioid receptors in the gastrointestinal tract without impacting the central opioid-mediated analgesic effects on the central nervous system. In October we granted a license to Link Healthcare to market RELISTOR in Australia, New Zealand, South Africa and Asia. Efforts continue to secure a distribution partner for Europe.

“In November 2011 Salix acquired Oceana Therapeutics for $300 million in cash. By means of this transaction we acquired two products – SOLESTA and DELFUX. DEFLUX is the only FDA-approved alternative to major ureteral reimplantation surgery for the treatment of children with vesicoureteral reflux (VUR) grades II-IV. VUR is a malformation of the urinary bladder that can result in severe infections of the kidneys and irreversible kidney damage. SOLESTA is a first-in-class, biocompatible tissue bulking agent for the treatment of fecal incontinence (FI). Fecal incontinence is estimated to affect approximately 15% of people in the United States over the age of 50 and is the leading reason for admission to assisted living facilities in the United States. For FI patients who have not responded to conservative therapy, SOLESTA, an injectable gel containing dextranomer microspheres and hyaluronic acid, may serve as a much-welcomed solution that does not involve surgery and can be performed without anesthesia. SOLESTA and DEFLUX are highly synergistic additions to our product portfolio and should provide an opportunity for Salix to create stockholder value by leveraging its top-performing specialty sales force. We plan to launch these two products in late March 2012 and believe our specialty sales force, calling on gastroenterologists and colorectal surgeons, should be able to maximize the commercial potential of SOLESTA and our institutional sales force should be able to generate additional revenue with DEFLUX.

“In April we substantially strengthened our intellectual property relating to rifaximin. We expanded our 2009 collaboration with Lupin to extend worldwide, excluding India, rights to exploit Lupin technology and technology jointly developed by Lupin and Salix for all rifaximin products for human use. We also secured a method of treatment patent regarding XIFAXAN 200 mg for the treatment of travelers’ diarrhea that should provide protection until 2029, and we secured the issuance of two polymorphic composition of matter patents that should provide protection until 2025 and 2024, respectively, for all indications currently marketed and being assessed, which we have rights to under an exclusive license.

“On February 3, 2012 the FDA granted marketing approval for GIAZO® (balsalazide disodium) tablets, 1.1 gm for the treatment of mildly to moderately active ulcerative colitis in male patients 18 years of age and older. The availability of GIAZO provides an additional aminosalicylate-based option for treating ulcerative colitis. Now physicians and patients can choose either GIAZO utilizing locally acting balsalazide disodium for the treatment of mildly to moderately active ulcerative colitis or APRISO utilizing once-daily delayed and extended –release mesalamine for the maintenance of remission of ulcerative colitis.

“The year proved to be one of the most productive in the Company’s history with respect to product development. On March 7, 2011 the FDA issued a Complete Response Letter (CRL) for the sNDA for XIFAXAN for the proposed indication of treatment of non-constipation irritable bowel syndrome and IBS-related bloating. The CRL deemed the sNDA was not ready for approval primarily due to the FDA’s newly expressed need for retreatment information. On June 20, 2011 the Company held an End of Review Conference with the FDA to discuss the sNDA. At this meeting the FDA proposed, and Salix agreed, to convene an Advisory Committee to review the rifaximin IBS data with a focus on the design of a clinical study for the retreatment of patients. The FDA convened a Gastroenterology Drugs Advisory Board on November 16, 2011 to discuss the design of a clinical trial to evaluate the safety, efficacy and durability of response with repeat treatment cycles of XIFAXAN for IBS with diarrhea. Salix and the FDA presented a collaboratively-developed study proposal to the Committee, and the Committee supported the proposed study design. We initiated this retreatment trial in February 2012. At this time we anticipate approximately 24 months could be required to complete the trial, submit a response to the Complete Response Letter and secure an FDA decision regarding approvability.

“On June 27, 2011 Progenics submitted the RELISTOR subcutaneous injection sNDA for treatment of opioid-induced constipation in chronic, non-cancer pain. The FDA issued an action date of April 27, 2012 for the sNDA under the Prescription Drug User Fee Act (PDUFA). In July 2011 we completed patient enrollment in our pivotal, 804-subject

Phase 3 trial of the oral tablet formulation of RELISTOR, or methylnaltrexone bromide, for the treatment of opioid-induced constipation in chronic, non-cancer pain. In December 2011 we announced the top-line results of this trial which evaluated three once-daily oral methylnaltrexone dosing regimens (150, 300 and 450 mg) compared to placebo for 84 days. Methylnaltrexone demonstrated highly statistically significant results for the primary endpoint, evaluated over the first four weeks of the trial, in both the 300 and 450 mg treatment arms when compared to the placebo treatment arm. We also saw statistically significant efficacy in the 300 and 450 mg treatment groups for the two key secondary efficacy endpoints. We look forward to presenting detailed data from this study at a medical conference in 2012, as well as submitting the NDA for this oral formulation in the third quarter of 2012.

“In December 2011 we submitted the NDA for crofelemer 125 mg tablets for the proposed indication of the control and symptomatic relief of diarrhea in patients with human immunodeficiency virus (HIV)/acquired immune deficiency syndrome (AIDS) on anti-retroviral therapy. The FDA granted Priority Review designation for the NDA and issued an action date of June 5, 2012 under PDUFA.

“During 2011 the Company also continued to make progress in the development of budesonide foam, the next generation formulation of rifaximin for potential additional indications and Lumacan. In our two budesonide foam Phase 3 trials patient enrollment is more than 60% complete, and we anticipate completing patient enrollment by the end of 2012. In December 2011 we initiated a pharmacokinetic study to assist in the characterization of three prototype tablet formulations of rifaximin. Currently we intend to move forward with a suitable next generation rifaximin candidate or candidates with the initiation of a clinical trial by the end of 2012. During the year work progressed on the development of Lumacan formulation prototypes. We intend to initiate a Lumacan exploratory clinical study in 2013. Lumacan, if approved by the FDA, has the potential to significantly improve the earlier detection and diagnosis of colon cancer.

“Our core business is strong and growing. In the near term we believe we can generate $1 billion in revenue in 2013, assuming the timely approval of subcutaneous injection RELISTOR for OIC in chronic, non-cancer pain and excluding the potential XIFAXAN IBS indication. Our portfolio of marketed products is complemented by our impressive pipeline of product candidates in development that should drive additional revenue growth as they are commercialized. We believe over the mid and long term our new product candidates currently in development – XIFAXAN for IBS; subcutaneous injection and oral RELISTOR for chronic, non-cancer pain; crofelemer; budesonide foam and Lumacan – could potentially generate revenue of approximately $4 billion, based on projected peak year sales. Peak year sales are defined as sales generated in the seventh year from product launch. Additionally, the Company continues to actively pursue additional product opportunities to expand and broaden our product portfolio. We are extremely pleased with the success we have achieved to date and we believe the Company is well-positioned to continue to succeed in our mission of being the leading specialty pharmaceutical company licensing, developing and marketing innovative products to healthcare professionals to prevent or treat gastrointestinal disorders.”

The Company will host a conference call at 5:00 p.m. ET, on Monday, February 27, 2012. Interested parties can access the conference call by way of web cast or telephone. The live web cast will be available at www.salix.com. A replay of the web cast will be available at the same location. The telephone numbers to access the live conference call are (877) 756-4253 (U.S. and Canada) or (706) 902-2163 (international.) The telephone numbers to access the replay of the call are (855) 859-2056 or (800) 585-8367 (U.S. and Canada) or (404) 537-3406 (international). The access code for the replay is 49878802.

About Salix

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products and medical devices for the prevention and treatment of gastrointestinal diseases. Salix’s strategy is to acquire late-stage or marketed proprietary therapeutic drugs and medical devices, complete any required development and regulatory submission of these products, and market them through the Company’s gastroenterology specialty sales and marketing team.

Salix markets XIFAXAN® (rifaximin) tablets 200 mg and 550 mg, MOVIPREP® (PEG 3350, Sodium Sulfate, Sodium Chloride, Potassium Chloride, Sodium Ascorbate and Ascorbic Acid for Oral Solution), OSMOPREP® (sodium phosphate monobasic monohydrate, USP and sodium phosphate dibasic anhydrous, USP) Tablets, APRISO™ (mesalamine) extended-release capsules 0.375 g, SOLESTA®, DEFLUX®, METOZOLV® ODT (metoclopramide HCl), RELISTOR® (methylnaltrexone bromide) Subcutaneous Injection, PEPCID® (famotidine) for Oral Suspension, Oral Suspension DIURIL® (Chlorothiazide), AZASAN® (Azathioprine) Tablets, USP, 75/100 mg, ANUSOL-HC® 2.5% (Hydrocortisone Cream, USP), ANUSOL-HC® 25 mg Suppository (Hydrocortisone Acetate), PROCTOCORT® Cream (Hydrocortisone Cream, USP) 1% and PROCTOCORT® Suppository (Hydrocortisone Acetate Rectal Suppositories) 30 mg. Crofelemer, budesonide foam, RELISTOR® , Lumacan® and rifaximin for additional indications are under development.

For full prescribing information and important safety information on Salix products, including BOXED WARNINGS for VISICOL, OSMOPREP and METOZOLV, please visit www.salix.com where the Company promptly posts press releases, SEC filings and other important information or contact the Company at 919 862-1000.

Salix trades on the NASDAQ Global Select Market under the ticker symbol “SLXP”.

For more information, please visit our Website at www.salix.com or contact the Company at 919-862-1000. Follow us on Twitter (@SalixPharma) and Facebook (www.facebook.com/SalixPharma). Information on our web site is not incorporated in our SEC filings.

###

Please Note: The materials provided herein contain projections and other forward–looking statements regarding future events. Such statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: the cost, timing and results of clinical trials and other development activities involving pharmaceutical products; the unpredictability of the duration and results of regulatory review of New Drug Applications and Investigational NDAs; post-marketing approval regulation; market acceptance for approved products; generic and other competition in an increasingly global industry; litigation and the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties in an increasingly global industry; revenue recognition and other critical accounting policies; and the need to acquire new products. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.

Salix Pharmaceuticals, Ltd.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010
	(unaudited)	(unaudited)
Revenues:
Net product revenues	$155,182	$118,498	$540,488	$336,973

Costs and Expenses:
Cost of products sold	27,485	27,221	95,369	68,677
Amortization of product rights and intangible assets	2,891	2,274	10,908	10,370
Intangible impairment charge	—	4,621	—	34,656
Research and development	19,056	11,836	104,350	73,346
Selling, general and administrative	54,202	39,375	186,988	156,101
Change in acquisition-related contingent consideration	27,000	—	27,000

Total costs and expenses	130,634	85,327	424,615	343,150

Income (loss) from operations	24,548	33,171	115,873	(6,177)
Interest expense	(8,189)	(7,427)	(32,121)	(20,652)
Interest and other income	267	843	2,349	2,626

Income (loss) before income tax	16,626	26,587	86,101	(24,203)
Income tax expense (benefit)	(16,969)	2,116	(1,298)	2,858

Net Income (loss)	$33,595	$24,471	$87,399	$(27,061)

Income (loss) per share, basic	$0.57	$0.42	$1.49	$(0.47)

Income (loss) per share, diluted	$0.56	$0.40	$1.44	$(0.47)

Shares used in computing net income (loss) per share, basic	59,153	58,023	58,718	57,300

Shares used in computing net income (loss) per share, diluted	65,720	65,554	65,483	57,300

Reconciliation of GAAP Amounts to Non-GAAP Amounts:

(In thousands, except per share data)

We are disclosing our non-GAAP Condensed Consolidated Statements of Operations, as adjusted, to eliminate the impact of the intangible impairment charges related to Pepcid that occurred in June 2010 and Metozolv that occured in December 2010, the $10M Lupin payment that occured in February 2011, subsequent quarterly payments of $1.5 million in the second, third and fourth quarters of 2011 to Lupin, the change in acquisition-related contingent consideration that occurred in December 2011, and the non-cash depreciation, amortization, stock-based compensation, and convertible debt interest expense that occured in the three month and twelve month periods ending December 31, 2011 and 2010, respectively. We believe these non-GAAP measures might provide investors additional relevant information, in part for purposes of historical comparison. In addition, we use these non-GAAP measures to analyze our performance in more detail and with better historical comparability; however, you should be aware that non-GAAP measures are not superior to nor a substitute for the comparable GAAP measures. A reconciliation of our non-GAAP measures to the comparable GAAP measures follows.

	Three Months Ended			Three Months Ended
	December 31, 2011	December 31, 2011 - Non-GAAP Adjustments	December 31, 2011 - Non-GAAP as adjusted	December 31, 2010	December 31, 2010 - Non-GAAP Adjustments	December 31, 2010 - Non-GAAP as adjusted
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues:
Net product revenues	$155,182	$—	$155,182	$118,498	$—	$118,498

Costs and Expenses:
Cost of products sold	27,485	—	27,485	27,221		27,221
Amortization of product rights and intangible assets	2,891	(2,891)	—	2,274	(2,274)	—
Intangible impairment charge	—		—	4,621	(4,621)	—
Research and development	19,056	(2,711)	16,345	11,836	(736)	11,100
Selling, general and administrative	54,202	(4,839)	49,363	39,375	(2,944)	36,431
Change in acquisition-related contingent consideration	27,000	(27,000)	—	—		—

Total costs and expenses	130,634	(37,441)	93,193	85,327	(10,575)	74,752

Income from operations	24,548	37,441	61,989	33,171	10,575	43,746
Interest expense	(8,189)	4,991	(3,198)	(7,427)	4,997	(2,430)
Interest and other income	267	—	267	843	—	843

Income before income tax	16,626	42,432	59,058	26,587	15,572	42,159
Income tax expense (benefit)	(16,969)	—	(16,969)	2,116	—	2,116

Net Income, as adjusted	$33,595	$42,432	$76,027	$24,471	$15,572	$40,043

Income per share, basic	$0.57	$0.72	$1.29	$0.42	$0.27	$0.69

Income per share, diluted	$0.56	$0.65	$1.18	$0.40	$0.24	$0.63

Shares used in computing net income per share, basic	59,153	59,153	59,153	58,023	58,023	58,023

Shares used in computing net income per share, diluted	65,723	65,723	65,723	65,554	65,554	65,554

	Twelve Months Ended			Twelve Months Ended
	December 31, 2011	December 31, 2011 - Non-GAAP Adjustments	December 31, 2011 - Non-GAAP as adjusted	December 31, 2010	December 31, 2010 - Non-GAAP Adjustments	December 31, 2010 - Non-GAAP as adjusted
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues:
Net product revenues	$540,488	$—	$540,488	$336,973	$—	$336,973

Costs and Expenses:
Cost of products sold	95,369	—	95,369	68,677		68,677
Amortization of product rights and intangible assets	10,908	(10,908)	—	10,370	(10,370)	—
Intangible impairment charge	—		—	34,656	(34,656)	—
Research and development	104,350	(18,527)	85,823	73,346	(2,577)	70,769
Selling, general and administrative	186,988	(16,104)	170,884	156,101	(10,309)	145,792
Change in acquisition-related contingent consideration	27,000	(27,000)	—	—		—

Total costs and expenses	424,615	(72,539)	352,076	343,150	(57,912)	285,238

Income from operations	115,873	72,539	188,412	(6,177)	57,912	51,735
Interest expense	(32,121)	19,325	(12,796)	(20,652)	12,322	(8,330)
Interest and other income	2,349	—	2,349	2,626	—	2,626

Income (loss) before income tax	86,101	91,864	177,965	(24,203)	70,234	46,031
Income tax expense (benefit)	(1,298)	—	(1,298)	2,858	—	2,858

Net Income (loss), as adjusted	$87,399	$91,864	$179,263	$(27,061)	$70,234	$43,173

Income (loss) per share, basic	$1.49	$1.56	$3.05	$(0.47)	$1.23	$0.75

Income (loss) per share, diluted	$1.44	$1.40	$2.82	$(0.47)	$1.23	$0.75

Shares used in computing net income (loss) per share, basic	58,718	58,718	58,718	57,300	57,300	57,300

Shares used in computing net income (loss) per share, diluted	65,483	65,483	65,483	57,300	57,300	65,156

Salix Pharmaceuticals, Ltd.

Condensed Consolidated Balance Sheets

(In thousands)

	December 31, 2011	December 31, 2010
Assets
Cash and cash equivalents	$292,814	$518,030
Accounts receivable, net	151,207	140,177
Inventory, net	49,205	16,021
Other assets	819,743	177,315

Total Assets	$1,312,969	$851,543

Liabilities and Stockholders’ Equity
Accounts payable and other liabilities	$763,332	$449,624

Total liabilities	763,332	449,624

Common stock	59	58
Additional paid-in-capital	685,315	624,886
Other comprehensive loss	(111)	—
Accumulated deficit	(135,626)	(223,025)

Total stockholders’ equity	549,637	401,919

Total Liabilities and Stockholders’ Equity	$1,312,969	$851,543

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